Exhibit 10.1

AMENDMENT TO TEXTRON 1999 LONG-TERM INCENTIVE PLAN

On April 24, 2002, the shareholders approved an amendment to the Textron 1999 Long-Term Incentive Plan. The following changes were approved:

  The total number of shares of Textron common stock for which options may be granted was increased from 12,200,000 options to 14,000,000 options.

  Non-employee directors may be granted stock options under the Plan.

  Providing participants, including corporate officers, the opportunity to earn awards up to 130% of the value of performance share units.

  Limiting the term of non-qualified stock options granted under the plan to no more than ten years from the date of grant.